NEWS RELEASE
                                        Florida Progress Corporation
                                        One Progress Plaza
                                        St. Petersburg, Florida 33701
                                        Contact: Karen Raihill - (813) 866-5023

FOR IMMEDIATE RELEASE

Florida Progress Corporation increases annual dividend rate

ST. PETERSBURG, Fla. (November 17, 1994) -- The board of directors of Florida Progress Corporation today declared a quarterly cash dividend of 50 1/2 cents per share on the company's outstanding common stock. The board's action increases the annual dividend rate by 4 cents per share, raising the annual dividend to $2.02 a share. This represents a dividend growth rate of 2 percent.

Based on the current business plan and outlook for earnings growth, the board concluded that it could increase the dividend to shareholders while, at the same time, lowering the dividend payout ratio.

"In the future, the need to evaluate our operations in a changing business environment will become increasingly important in determining dividend policy," said Jeffrey R. Heinicka, the company's senior vice president and chief financial officer. "For that reason, our board has changed the timing of future annual dividend policy reviews to February so that it better follows the schedule of our corporate planning process."

Changing the timing of the reviews will allow the board to examine all of the latest planning information, including the company's five-year financial forecast, which is finalized in December. Also available to the board at future reviews would be prior-year operating results. The next dividend policy review by the board is scheduled 15 months from now, in February 1996.

The new dividend of 50 1/2 cents per share is payable on December 20, 1994 to shareholders of record at the close of business on December 5, 1994.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of more than $5.7 billion. Its principal subsidiary is Florida Power Corporation, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.